SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549


Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported)      September 4, 199

          MIDDLE  BAY  OIL  COMPANY, INC.
          (Exact name of registrant as specified in its charter)

           Alabama                0-21702               63-1081013
     (State or other jurisdiction     (Commission     (IRS Employer
     of incorporation)     File Number)     Identification No.)

             115 South Dearborn Street, Mobile, Alabama 36602
          (Address of principal executive offices)

Registrant's telephone number, including area code       (334) 432-7540


N/A
          (Former name or former address, if changed since last report)



ITEM 5 -- OTHER EVENTS

On September 4, 1996, Middle Bay Oil Company, Inc. (the "Company") signed a Stock Purchase Agreement with Kaiser-Francis Oil Company (the "Agreement"). Kaiser-Francis has agreed to purchase 1,666,667 shares of Series A Preferred Stock ("Preferred") at $6.00 per share, for a total investment of $10,000,000.

Management intends to use the proceeds from the sale of the Preferred to fund exploration projects and proved property acquisitions with exploitation potential. Kaiser-Francis has informed the Company that it is acquiring the Preferred for investment purposes only and has no intention of effecting any change in the business plan or policies of the Company.

The parties have agreed to a five-year purchase period, effective September 4, 1996, with minimum incremental investments of $500,000 each. Each issuance of Preferred is subject to approval by Kaiser-Francis of the use of proceeds.
The Preferred is nonvoting and accrues dividends at 8% per annum, payable quarterly in cash. The Preferred is convertible at any time after issuance into shares of common stock at the rate of two shares of common stock for each share of Preferred before January 1, 1998. The conversion rate decreases thereafter at 8% per annum. The Company will pay the costs of registration of the Preferred or the underlying common stock under the Securities Act of 1933 upon request of Kaiser-Francis. The Company may redeem the Preferred, in whole or in part, at any time after January 1, 2007 at a price of $6.00 per share.

Until the expiration of the Agreement, the Company cannot without the prior written consent of Kaiser-Francis (1) incur any liabilities, commitments or obligations, contingent or otherwise, or dispose of any of its assets, except in the ordinary course of business; (2) make or allow any material adverse changes in its financial position, except in the ordinary course of business; or (3) incur any bank or other institutional debt or enter into any agreement contemplating the borrowing of money, except borrowing pursuant to its present credit facility.

ITEM 7 -- FINANCIAL STATEMENTS, PRO-FORMA FINANCIAL INFORMATION
         AND EXHIBITS

     (c)    Exhibits

            99.1 - Stock Purchase Agreement
            99.2 - Amendment to the Articles of Incorporation of
                   Middle Bay Oil Company, Inc. Designating
                   Series A Preferred Shares


SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   Middle Bay Oil Company, Inc.
                                   (Registrant)


Date:  September 19, 1996          By:  /s/ Frank C. Turner, II
                                      Frank C. Turner, II
                                      Vice President and
                                      Chief Financial Officer